EXHIBIT 99.1

News Release	Corporate Communications MN01-1030 5050 Lincoln Drive Edina, MN 55436	Phone: 952-351-3087 Fax: 952-351-3009

For Immediate Release

Media Contact:	Investor Contact:

Bryce Hallowell	Steve Wold
Phone: 952-351-3087	Phone: 952-351-3056
E-mail: bryce.hallowell@atk.com	E-mail: steve_wold@atk.com

ATK SECOND-QUARTER EARNINGS FROM CONTINUING
OPERATIONS INCREASE 27 PERCENT TO 93 CENTS PER SHARE

SALES RISE 10 PERCENT TO $567 MILLION ON

CORE BUSINESS GROWTH AND ACQUISITIONS

YEAR-TO-DATE ORDERS INCREASE 50 PERCENT TO $1.2 BILLION

FY04 SALES EXPECTED TO BE AT THE HIGH END OF GUIDANCE RANGE AND EPS EXPECTED

TO BE $3.63 OR BETTER; FORECAST RAISED FOR ORDERS AND CASH

Summary – ATK completed the first half of FY04 with a solid second quarter, posting EPS from continuing operations of 93 cents – up 27 percent over 73 cents a year ago.  Sales for the quarter rose 10 percent, boosted by organic growth in ammunition, propulsion, and composite structure programs and new revenues from acquired businesses.  Year-to-date orders jumped 50 percent to $1.2 billion.  ATK now expects FY04 sales to be at the high end of guidance range and EPS from continuing operations to be $3.63 or better, and is raising the forecast for orders and cash.  The company also issued guidance for FY05, which calls for sales to increase between 5 percent and 7 percent and EPS from continuing operations to be between $3.80 and $3.95. – End summary.

Minneapolis, Oct. 30, 2003 – ATK (Alliant Techsystems, NYSE:  ATK) today reported earnings per share from continuing operations for the second quarter of fiscal year 2004 of 93 cents, an increase of 27 percent over 73 cents a year ago.  The current quarter includes seven cents per share resulting from a lower tax rate due to the resolution of a tax matter during the quarter.

Sales for the second quarter, which ended Sept. 28, rose 10 percent to $567 million from $513 million last year on higher volume from core ammunition, propulsion, and composite structure programs and new revenues from acquired businesses.  Organic sales growth during the quarter was greater than 6 percent.

Orders booked during the second quarter rose to $474 million from $303 million a year ago, bringing year-to-date orders to $1.2 billion, up 50 percent over $769 million a year ago.  Supplemental orders for small-caliber ammunition and new contracts for missile defense propulsion systems were major factors in the growth.

Paul David Miller (PDM), executive chairman, said the second-quarter results keep ATK solidly on track to deliver another year of strong financial and operational performance.

“A combination of factors – including strong orders and cash flow and continued solid business execution – give us increasing confidence in our prospects for FY04,” said PDM.

Looking beyond the current year, Dan Murphy, who became chief executive officer on Oct. 1, said he is particularly encouraged by positive developments in two key growth areas, missile defense and precision systems.

“We anticipate additional propulsion work on both the ground-based and sea-based components of the nation’s missile defense system and on the Minuteman III Intercontinental Ballistic Missile program,” said Murphy.  “In the precision-fire arena, we continue to achieve performance breakthroughs in key technical demonstrations, most recently guided flight tests of two Autonomous Naval Support Rounds, which flew more than 61 miles to within 20 meters of their designated targets.  These are unprecedented results in the multi-service pursuit of long-range precision gunnery.”

Murphy noted that recent developments in the Space Shuttle program provide both a reaffirmation of the company’s sales and profit profile in the current fiscal year and the potential for additional Shuttle-related business in the future.

“These developments include last week’s successful test of a new five-segment booster, a new contract to begin supplying booster separation motors, an opportunity to support the Shuttle Service Life Extension Program, and a promising composite-based solution for in-flight Shuttle repairs,” said Murphy.

Among other key second-quarter financial measures, the EBIT margin rate (earnings from continuing operations before interest and income taxes as a percent of sales) was 12.3 percent versus 12.5 percent a year ago.  Excluding the effect of pension expense, which was approximately $8 million higher than last year, the EBIT margin rate increased 1.2 percent over a year ago, reflecting continued strong performance in core business operations.  (See reconciliation table at the end of this news release.)

Earnings per share from continuing operations for the first half of fiscal year 2004 increased 42 percent to $1.77 from $1.25 a year ago on sales of $1.1 billion, up from $1.0 billion last year.  Net earnings for the period were $1.77 versus $1.35 a year ago.  Last year’s results included a gain of 10 cents per share due to the cumulative effect of the adoption of a new accounting principle and a charge of 21 cents per share reflecting a non-cash charge to interest expense for the early prepayment of debt.

Cash provided by operating activities less capital expenditures in the first half was stronger than anticipated, totaling $51 million versus $76 million a year ago.  The variance reflects sales growth as well as the receipt of $17 million for a swap restructuring in the year-ago period.

FY04 and FY05 Guidance

Given the strength of first-half performance and added visibility into the remainder of the year, ATK now expects FY04 sales to be at the high end of its previous guidance of between $2.325 billion and $2.345 billion.  FY04 earnings per share from continuing operations are expected to be $3.63 or better.

Orders for FY04, which previously were expected to approach $2.0 billion, are now projected to be approximately $2.2 billion due to continued strength in small-caliber ammunition and missile defense programs.  The company is also raising its expectations for cash provided by operating activities less capital expenditures to approximately $85 million from previous guidance of between $65 million and $75 million.

Looking ahead to FY05, ATK is projecting sales to increase between 5 percent and 7 percent, driven primarily by organic sales growth.  Earnings per share from continuing operations are expected to be between $3.80 and $3.95, which includes an estimated increase in pension expense in FY05 of $14 million or 22 cents per share.  Cash provided by operating activities less capital expenditures is projected to be approximately $100 million.

“We will be working across multiple fronts to deliver on our commitment to our shareholders,” said Murphy.  “We will continue to pursue organic growth opportunities in precision systems, missile defense propulsion, and conventional ammunition, while seeking strategic acquisitions that enhance our prospects for continued growth.  On the financial front, we have the strategic flexibility to focus on the most efficient deployment of our cash, whether it is for acquisitions, share repurchases, debt repayment, or pension funding.  Continued solid business execution by the ATK team will provide a strong foundation for all of these activities.”

Second-Quarter Operations Review

Second-quarter sales for the Precision Systems Group were $138 million, compared with  $137 million last year.  New revenues from ATK Missile Systems, which was acquired in 2002, were offset by lower sales of medium-caliber gun systems due to the completion of several contracts.  Year-to-date sales rose 10 percent to $267 million from $243 million a year ago on higher volume from ordnance systems and missile systems programs.

Aerospace Group second-quarter sales rose 14 percent to $241 million from $212 million last year, reflecting higher volume from the Space Shuttle propulsion program as well as other propulsion programs, increased sales of composite products, and new revenues from Composite Optics, Inc. (COI), acquired in January 2003.  Sales for the six-month period increased 9 percent to $503 million from $463 million a year ago, boosted by growth in core propulsion programs, including the Space Shuttle, and core composite structure programs, as well as new COI sales.

Ammunition and Related Products Group sales in the second quarter increased 18 percent to $197 million from $167 million a year ago, driven by higher sales of small-caliber ammunition.  Six-month sales were $373 million, up 10 percent from $339 million in the same period last year – again reflecting higher volume from small-caliber ammunition programs.

Contracted backlog, which represents the estimated value of contracts for which ATK is authorized to incur costs but for which revenue has not yet been recognized, was $3.4 billion at the end of the second quarter.  Total backlog, which includes contracted backlog plus the value of unexercised options, was $5.1 billion at the end of the quarter.

Recent business highlights include:

•                                          A five-year contract worth up to $130 million to supply ordnance energetic material for the U.S. armed forces.

•                                          A $92 million contract to supply propulsion systems to support the initial deployment of the STANDARD Missile-3 for the sea-based missile defense program.

•                                          Contract modifications worth $75 million to produce additional small-caliber ammunition to meet Department of Defense training and war reserve requirements.

•                                          A $13 million contract to begin supplying booster separation motors for the Space Shuttle, expanding the company’s presence on future Shuttle missions.

•                                          Contracts from the Department of Homeland Security that provide the opportunity to compete for more than $130 million worth of ammunition business over the next five years.

•                                          A successful flight test of an ATK-provided three-stage rocket for an Orbital Sciences Corporation interceptor boost vehicle being developed for the ground-based missile defense system.

•                                          A contract to supply four composite tail cones for UH-60 Black Hawk helicopters for testing and qualification.

•                                          Delivery of advanced solid rocket motors for the U.S. Army’s Line-of-Sight Antitank (LOSAT) weapon system, opening the way for the start of production in 2004.

•                                          Propulsion and composite structures support for successful missions by Pegasus, Delta II, Delta IV, and Titan IV B launches vehicles.

ATK is a $2.2 billion aerospace and defense company with strong positions in propulsion, composite structures, munitions, precision capabilities, and civil and sporting ammunition.  The company, which is headquartered in Edina, Minn., employs approximately 12,200 people and has three business groups:  Precision Systems, Aerospace, and Ammunition and Related Products.  ATK news and information can be found at www.atk.com.

Certain information discussed in this press release regarding FY04 and FY05 guidance, and developments in ATK’s propulsion, missile defense, precision systems, and Space Shuttle businesses constitutes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Although ATK believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved.  Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected.  Among these factors are:  unforeseen delays in NASA’s Space Shuttle program, changes in governmental spending, budgetary policies, product sourcing strategies, economic conditions, equity and corporate bond market returns, the company’s competitive environment, the timing of awards and contracts, the outcome of contingencies, including litigation and environmental remediation, program performance, program terminations, and financial performance projections.  ATK undertakes no obligation to update any forward-looking statements.  For further information on factors that could impact ATK, and statements contained herein, reference should be made to ATK’s filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K.

Reconciliation of Non-GAAP Financial Measure

(in thousands)

	Quarter Ended
	Sept 28, 2003	Sept 29, 2002
Income from continuing operations before interest and income taxes	$69,680	$64,107
Less: Pension expense (income)	3,250	(4,225)
Income from continuing operations before interest and income taxes excluding the effect of pension expense	72,930	59,882
Sales	566,551	513,145
Income from continuing operations before interest and income taxes excluding the effect of pension expense as a percent of sales	12.9%	11.7%

Webcast Information:  ATK will webcast its investor conference call on FY04 second-quarter results at 10:00 a.m. Eastern Time today.  The live audio webcast will be available on the Investor Relations page of ATK’s web site at www.atk.com.  Information about downloading free Windows Media Player software, which is required to access the webcast, is available on the website.  For those who cannot participate in the live webcast, a telephone recording of the conference call will be available for one month after the call.  The telephone number is 719-457-0820, and the confirmation code is 685996.

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ALLIANT TECHSYSTEMS INC.

CONSOLIDATED INCOME STATEMENTS

	QUARTERS ENDED		SIX MONTHS ENDED
(In thousands except per share data)	September 28, 2003	September 29, 2002	September 28, 2003	September 29, 2002

Sales	$566,551	$513,145	$1,125,689	$1,033,035
Cost of sales	445,812	398,321	883,855	804,882
Gross profit	120,739	114,824	241,834	228,153
Operating expenses:
Research and development	8,294	5,656	16,375	10,631
Selling	16,328	15,717	30,736	30,955
General and administrative	26,437	29,344	57,031	55,868
Total operating expenses	51,059	50,717	104,142	97,454
Income from continuing operations before interest and income taxes	69,680	64,107	137,692	130,699
Interest expense	(15,133)	(16,819)	(30,178)	(48,545)
Interest income	168	169	368	429
Income from continuing operations before income taxes	54,715	47,457	107,882	82,583

Income tax provision	17,873	18,983	38,076	33,033
Income from continuing operations before minority interest expense	36,842	28,474	69,806	49,550
Minority interest expense, net of income taxes	195	—	255	—
Income from continuing operations	36,647	28,474	69,551	49,550

Cumulative effect of change in accounting principle, net of income taxes	—	—	—	3,767
Net income	$36,647	$28,474	$69,551	$53,317

Basic earnings per common share:
Income from continuing operations	$0.95	$0.75	$1.80	$1.30
Cumulative effect of change in accounting principle	—	—	—	0.10
Net income	0.95	$0.75	$1.80	$1.40
Diluted earnings per common share:
Income from continuing operations	$0.93	$0.73	$1.77	$1.25
Cumulative effect of change in accounting principle	—	—	—	0.10
Net income	$0.93	$0.73	$1.77	$1.35

Average number of common shares	38,583	38,130	38,572	38,142
Average number of common and dilutive shares	39,293	39,266	39,290	39,362

ALLIANT TECHSYSTEMS INC.

CONSOLIDATED BALANCE SHEETS

(In thousands except share data)	Sept 28, 2003	March 31, 2003
Assets
Current assets:
Cash and cash equivalents	$46,114	$14,383
Net receivables	442,196	464,966
Net inventory	149,169	137,849
Deferred income tax asset	69,460	69,460
Other current assets	18,900	25,658
Total current assets	725,839	712,316
Net property, plant, and equipment	451,770	463,736
Goodwill	839,893	839,893
Prepaid and intangible pension assets	310,490	281,941
Deferred income tax asset	60,742	62,537
Deferred charges and other non-current assets	117,679	118,841
Total assets	$2,506,413	$2,479,264
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$4,080	$4,331
Accounts payable	98,280	115,704
Contract advances and allowances	38,331	48,386
Accrued compensation	82,722	110,693
Accrued income taxes	58,440	23,107
Other accrued liabilities	127,269	125,832
Total current liabilities	409,122	428,053
Long-term debt	795,536	820,856
Post-retirement and post-employment benefits liability	221,908	234,037
Additional minimum pension liability	379,999	379,856
Other long-term liabilities	143,121	138,538
Total liabilities	1,949,686	2,001,340
Contingencies
Common stock - $.01 par value Authorized - 90,000,000 shares Issued and outstanding 38,618,811 shares at September 28, 2003 and 38,486,630 at March 31, 2003	416	416
Additional paid-in-capital	468,727	470,158
Retained earnings	528,345	458,794
Unearned compensation	(1,773)	(2,650)
Accumulated other comprehensive income	(244,010)	(246,878)
Common stock in treasury, at cost, 2,938,287 shares held at September 28, 2003 and 3,070,468 at March 31, 2003	(194,978)	(201,916)
Total stockholders’ equity	556,727	477,924
Total liabilities and stockholders’ equity	$2,506,413	$2,479,264

ALLIANT TECHSYSTEMS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	SIX MONTHS ENDED
(In thousands)	Sept 28, 2003	Sept 29, 2002
Operating activities
Net income	$69,551	$53,317
Adjustments to net income to arrive at cash provided by operating activities:
Depreciation	30,811	32,116
Amortization of intangible assets and unearned compensation	2,675	3,044
Deferred income tax	—	(6,819)
(Gain) loss on disposal of property	(497)	216
Minority interest expense, net of income taxes	255	—
Cumulative effect of change in accounting principle, net of income taxes	—	(3,767)
Changes in assets and liabilities:
Net receivables	22,770	19,875
Net inventory	(11,320)	(27,412)
Accounts payable	(17,424)	(3,854)
Contract advances and allowances	(10,055)	9,035
Accrued compensation	(18,700)	(13,069)
Accrued income taxes	35,333	15,711
Accrued environmental	(643)	1,458
Pension and post-retirement benefits	(40,535)	(33,444)
Other assets and liabilities	7,422	47,597
Cash provided by operating activities	69,643	94,004
Investing activities
Capital expenditures	(19,103)	(17,734)
Acquisition of businesses	—	(44,526)
Proceeds from sale of property, plant, and equipment	1,627	4,009
Cash used for investing activities	(17,476)	(58,251)
Financing activities
Net borrowings on line of credit
Payments made on bank debt	(25,571)	(32,633)
Payments made to extinguish debt	—	(472,220)
Proceeds from issuance of long-term debt	—	525,000
Payments made for debt issue costs	—	(2,053)
Net purchase of treasury shares	(2,426)	(1,427)
Proceeds from employee stock compensation plans	7,561	9,424
Cash (used for) provided by financing activities	(20,436)	26,091
Increase in cash and cash equivalents	31,731	61,844
Cash and cash equivalents - beginning of period	14,383	8,513
Cash and cash equivalents - end of period	$46,114	$70,357